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                                                                Exhibit (a)(4)

Press Release

CONTACTS:

Robert L. Baumgardner, CEO
Patrick J. Hopper, CFO
Little Switzerland, Inc.
340-776-2010
                              FOR IMMEDIATE RELEASE

           SPECIAL COMMITTEE OF LITTLE SWITZERLAND'S BOARD OF DIRECTORS
                RECOMMENDS THAT STOCKHOLDERS ACCEPT TENDER OFFER

ST. THOMAS, U.S. VIRGIN ISLANDS -- -- (August 29, 2002) -- Little Switzerland, Inc. (OTC Bulletin Board: LSVI), the Caribbean-based specialty retailer, announced today that the Special Committee of Little Switzerland's Board of Directors has reviewed Tiffany & Co.'s (NYSE: TIF) unsolicited tender offer for all of the outstanding shares of Little Switzerland's common stock that Tiffany and its subsidiaries do not currently own for $2.40 per share in cash, and, after taking into account the various factors described in Little Switzerland's
Schedule 14D-9 filed today with the Securities and Exchange Commission, has recommended to Little Switzerland's stockholders that they tender into the offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Little Switzerland, Inc. Stockholders are advised to make their own decisions on whether to tender their shares and accept the offer, based on all of the available information, including the factors considered by the Special Committee. These factors are described in Little Switzerland's Schedule 14D-9, which is being filed today with the Securities and Exchange Commission and mailed to stockholders. The Special Committee urges each stockholder to read the factors considered by the Special Committee in Little Switzerland's Schedule 14D-9, as well as the tender offer statement, which was filed by Tiffany with the U.S. Securities and Exchange Commission on August 15, 2002, prior to making any decision regarding the offer. The solicitation/recommendation statement and the tender offer statement (which includes an offer to purchase, letter of transmittal and related tender offer documents) contain important information that should be read carefully before any decision is made with respect to a tender offer. Little Switzerland's stockholders are able to obtain a copy of these documents from the purchasers' information agent, without charge, upon request. These documents also are made available at no charge on the SEC's web site at www.sec.gov.

Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china and accessories, operating in 20 stores on five Caribbean islands, Florida and Alaska. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.